Structured Investments Opportunities in U.S. Equities	Free Writing Prospectus Registration Statement No. 333-277211 August 22, 2025 Filed Pursuant to Rule 433

Dual Directional Buffered Participation Securities Based on the Level of the S&P 500® Index due March 4, 2027

Buffered Performance Upside SecuritiesSM

Principal at Risk Securities

This document provides a summary of the terms of the Dual Directional Buffered Participation Securities, which we refer to as the securities. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Equity Index Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS

Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date:	March 4, 2027, subject to adjustment as described in the accompanying Equity Index Underlying Supplement
Underlying index:	The S&P 500® Index (Bloomberg symbol: SPX) (the “SPX” or the “underlying index”). For more information about the underlying index, including historical performance information, see the accompanying free writing prospectus.
Upside payment:	$1,000 x leverage factor x index percent change
Leverage factor:	100.00%
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Buffer amount:	10%
Minimum payment at maturity:	$100.00, subject to the credit risk of HSBC
Index performance factor:	final level / initial level
Maximum payment at maturity:	At least $1,120.00 per Buffered Participation Security (at least 112.00% of the stated principal amount, to be determined on the pricing date)
Pricing date:	On or about August 29, 2025
Original issue date:	On or about September 4, 2025 (3 business days after the pricing date)
Index percent change:	(final level – initial level) / initial level
Valuation date:	March 1, 2027, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Official closing level:	The official closing level of the underlying index on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “SPX<INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable
Buffered Participation Securities Payoff Diagram:

Payment at maturity:

• If the final level is greater than or equal to the initial level:

$1,000 + the upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

• If the final level is less than the initial level by an amount equal to or less than the buffer amount:

$1,000 + ($1,000 x absolute index return)

In this scenario, you will receive a 1% positive return on the Buffered Participation Securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $100.00 for each Buffered Participation Security.

• If the final level is less than the initial level by an amount greater than the buffer amount:

($1,000 x the index performance factor) +$100.00

If the final level is less than the initial level by more than the buffer amount, your payment at maturity will be less than, and possibly significantly less than, the $1,000 principal amount per Buffered Participation Security. You should not invest in the securities unless you are willing and able to bear the risk of losing some or a significant portion (up to 90%) of your investment. All payments on the Buffered Participation Securities are subject to the credit risk of HSBC.

Initial index level:	The official closing level on the pricing date.
Final index level:	The official closing level on the valuation date.
Stated principal amount:	$1,000 per Buffered Participation Security
Issue price:	$1,000 per Buffered Participation Security
Estimated initial value:	The estimated initial value of the Buffered Participation Securities is expected to be less than the price you pay to purchase the Buffered Participation Securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Buffered Participation Securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The estimated initial value of the Buffered Participation Securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the Buffered Participation Securities in the secondary market, if any.”
CUSIP / ISIN:	40447CVD9 / US40447CVD90
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465925081499/tm2522797d173_fwp.htm

The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the securities, including a more complete description of the risks relating to the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Securities
• Buffered Participation Securities do not pay interest.
• The appreciation potential of the Buffered Participation Securities is limited by the maximum payment at maturity.
• The amount payable on the Buffered Participation Securities is not linked to the level of the underlying index at any time other than the valuation date.
• Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered Participation Securities.
Risks Relating to the Underlying Index
• Investing in the Buffered Participation Securities is not equivalent to investing in the securities included in the underlying index.
• Adjustments to the underlying index could adversely affect the value of the Buffered Participation Securities.
General Risk Factors
• Credit risk of HSBC USA Inc. • The market price will be influenced by many unpredictable factors.
• The estimated initial value of the Buffered Participation Securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the Buffered Participation Securities in the secondary market, if any.
• The price of your Buffered Participation Securities in the secondary market, if any, immediately after the pricing date is expected to be less than the price to public.
• If HSBC Securities (USA) Inc. were to repurchase your Buffered Participation Securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Buffered Participation Securities.
• The Buffered Participation Securities will not be listed on any securities exchange and secondary trading may be limited.
• The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Buffered Participation Securities.
• The Buffered Participation Securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.
• The U.S. federal income tax consequences of an investment in the Buffered Participation Securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the securities —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the securities, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus relating to the offering, and also the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.